Federal Reserve Board of Governors clears way for Louis A. DeNaples to serve on First National Community Bancorp Inc. Board of Directors

Dunmore, Pa., May 23, 2014—First National Community Bancorp Inc., (OTC Markets Group, Inc.: FNCB), the parent company of Dunmore-based First National Community Bank, today announced that on May 20, 2014 the Federal Reserve Board of Governors has issued an Order of Dismissal dismissing, with prejudice, the enforcement action against Louis A. DeNaples, an institution-affiliated party. The Order terminates a previous Cease and Desist Order against Mr. DeNaples issued by the Federal Reserve Board of Governors on April 12, 2012.

At the Company’s annual meeting of shareholders held on May 21, 2014, Mr. DeNaples was elected a Class A director whose term is to expire in 2017. The FRB action to issue an Order of Dismissal removes any requirement for any FRB Notice or approval requirements for Mr. DeNaples’ ability to serve on the Board of the Company.

About First National Community Bank:

First National Community Bancorp, Inc. is the bank holding company of First National Community Bank, which provides personal, small business and commercial banking services to individuals and businesses throughout Lackawanna, Luzerne, and Wayne Counties in Northeastern Pennsylvania. The institution was established as a National Banking Association in 1910 as The First National Bank of Dunmore, and has been operating under its current name since 1988.

For more information about FNCB, visit www.fncb.com.

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INVESTOR CONTACT:

James M. Bone, Jr., CPA

Executive Vice President and

Chief Financial Officer

First National Community Bank

(570) 348-6419

James.bone@fncb.com